Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268187

Prospectus Supplement No. 3 to Prospectus dated May 24, 2023

Brera Holdings PLC

1,705,000 Class B Ordinary Shares

This Prospectus Supplement No. 3 (“Prospectus Supplement No. 3”) relates to the Prospectus of Brera Holdings PLC (“we,” “us,” or “our”), dated May 24, 2023 (the “Prospectus”), which forms a part of our Post-Effective Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-268187), relating to the resale by selling shareholders identified in the Prospectus of up to an aggregate of 1,705,000 Class B Ordinary Shares, nominal value $0.005 per share (the “Class B Ordinary Shares”). Capitalized terms used in this Prospectus Supplement No. 3 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 3 is being filed to include the information in our Report on Form 6-K which was furnished to the Securities and Exchange Commission (the “SEC”) on October 6, 2023.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the SEC on August 11, 2023 and Prospectus Supplement No. 2 filed with the SEC on September 11, 2023 (together, the “Prior Supplements”) and is qualified by reference to the Prospectus and the Prior Supplements, except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus and the Prior Supplements, and may not be delivered without the Prospectus and the Prior Supplements.

Our Class B Ordinary Shares are traded under the symbol “BREA” on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC. On October 6, 2023, the closing price of our Class B Ordinary Shares on the Nasdaq Capital Market was $0.975.

We are an “emerging growth company” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

We are a “foreign private issuer” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISKS DESCRIBED IN OR INCORPORATED BY REFERENCE INTO THE “RISK FACTORS” SECTION ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 3 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is October 6, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of October, 2023.

Commission File Number 001-41606

BRERA HOLDINGS PLC

(Translation of registrant’s name into English)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒       Form 40-F ☐

Entry into Material Contracts

UYBA Final Contract

On July 31, 2023 (the “Execution Date”), Brera Holdings PLC, a public limited company incorporated in the Republic of Ireland (the “Company”), entered into a contract (the “UYBA Final Contract”) with Selene S.a.s. of Immobiliare Luna S.r.l. (“Selene S.a.s.”) and Giuseppe Pirola, two shareholders of UYBA Volley S.s.d.a.r.l., an entity organized under the laws of Italy (“UYBA”), relating to the acquisition of UYBA by the Company.

Pursuant to the UYBA Final Contract, the Company acquired from Selene S.a.s. and Giuseppe Pirola shares of UYBA with a total nominal value of €840,500, equal to 51% of UYBA’s share capital (the “Shares”) in exchange for €390,500 to Selene S.a.s. and €450,000 to Giuseppe Pirola paid as of the Execution Date. The UYBA Final Contract was subsequently filed by the witnessing notary with the Italian Office of the Registrar of Companies.

The UYBA Final Contract is filed as Exhibit 1.1 to this report on Form 6-K, and this description of the UYBA Final Contract is qualified in its entirety by reference to such exhibit.

Bayanzurkh FC Contract

On September 27, 2023, Brera Milano S.r.l., an Italian limited liability company (società a responsabilità limitata) (“Brera Milano”) and wholly-owned subsidiary of Brera Holdings PLC, a public limited company incorporated in the Republic of Ireland (the “Company”), entered into a contract (the “Bayanzurkh FC Contact”) with Tavan Tolgoi Tulshiin Ilch Sport Club NGO, a sports association incorporated under the laws of Mongolia (the “Association”) that owns the football club, Bayanzurkh Sporting Ilch FC (“Bayanzurkh FC”), relating to the acquisition of Bayanzurkh FC by Brera Milano.

Pursuant to the Bayanzurkh FC Contract, Brera Milano (i) will appoint a new board and Chairman of the Association, or, if legally unable to appoint the Chairman under Mongolian law and the regulations of the Mongolian Football Federation, have the Association appoint a Chairman that is mutually agreed upon by Brera Milano, and (ii) grants the use of the Brera trademark to the Association for use in rebranding Bayanzurkh FC to include the term “Brera” before October 31, 2023. If either of these is not met, Brera Milano will have the right to terminate the Bayanzurkh FC Contract immediately.

Brera Milano will pay the Association an aggregate fee of $30,000 comprised of (i) $12,000 at the signing of the Bayanzurkh FC Contract and (ii) $3,000 per month for 6 months from November 2023 to April 2024 and will invest in developing the visibility of Bayanzurkh FC throughout Mongolia and Italy and internationally. Bayanzurkh FC’s current management will cover Bayanzurkh FC’s costs for October and November 2023 and will actively support Brera Milano in the search for sponsorship contracts with third-party companies, including providing the contracts signed with California Ice Tea, 1 X Bet and Mr. Haore for an aggregate total of $41,563.

The Bayanzurkh FC Contract contains customary covenants including as to confidentiality and has a term of five (5) years, which will automatically renew for five (5) years unless terminated with at least ninety (90) days’ notice.

The Bayanzurkh FC Contract is filed as Exhibit 1.2 to this report on Form 6-K, and this description of the Bayanzurkh FC Contract is qualified in its entirety by reference to such exhibit.

On October 3, 2023, the Company issued a press release announcing the Bayanzurkh FC Contract. A copy of this press release is attached hereto as Exhibit 99.1.

Exhibit No.	Description
1.1	Final Contract for the Transfer of Shares of UYBA Volley, dated as of July 31, 2023, by and among Brera Holdings PLC, Selene S.a.s. of Immobiliare Luna S.r.l. and Giuseppe Pirola
1.2	Contract, dated as of September 27, 2023, by and between Brera Milano S.r.l. and Tavan Tolgoi Tulshiin Ilch Sport Club NGO
99.1	Press Release dated October 3, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 6, 2023	BRERA HOLDINGS PLC

	By:	/s/ Pierre Galoppi
Pierre Galoppi
Chief Executive Officer

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